Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
July 25, 2005		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR SECOND QUARTER 2005

RALEIGH, N.C. – First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ending June 30, 2005, of $30.1 million compared to $15.9 million for the corresponding period of 2004, an increase of 89.5 percent, according to Lewis R. Holding, chairman of the board.

Per share income for the second quarter 2005 totaled $2.88 compared to $1.52 for the same period a year ago. First Citizens’ results generated an annualized return on average assets of 0.89 percent for the second quarter of 2005, compared to 0.50 percent for the same period of 2004. The annualized return on average equity was 10.79 percent during the current quarter, compared to 6.11 percent for the same period of 2004.

First Citizens’ earnings benefited from significantly higher net interest income, lower net charge-offs and improved noninterest income. Net interest income for the current quarter increased by $17.1 million or 18.3 percent compared to the same period of 2004. The improvement resulted from loan growth and higher interest rates. Average loans increased $505.8 million or 5.7 percent during the second quarter of 2005 when compared to the same period in 2004. The taxable-equivalent yield on interest-earning assets increased 83 basis points to 5.25 percent, while the rate on interest-bearing liabilities increased 65 basis points to 2.01 percent. As a result, the taxable-equivalent net yield on interest-earning assets increased 31 basis points to 3.63 percent during the second quarter of 2005 as compared to the second quarter of 2004.

Noninterest income increased $5.7 million or 9.0 percent during the second quarter of 2005, when compared to the same period of 2004. During 2005, noninterest income included a $2.9 million gain on the securitization and sale of $256.2 million in home equity loans. BancShares also recorded an improvement of $1.9 million or 11.4 percent in cardholder and merchant services income during 2005. Trust income and fees from processing services increased over the same period of 2004, while service charge income and mortgage income declined.

The provision for credit losses decreased $2.9 million or 29.5 percent from the second quarter of 2004 to the same period of 2005 primarily due to lower net charge-offs. Net charge-offs were $4.9 million during the second quarter of 2005, compared to $6.5 million during the same period of 2004. The ratio of net charge-offs to average total loans for the current quarter equaled 0.21 percent compared to 0.30 percent in the second quarter of 2004.

Noninterest expense increased $2.6 million during the second quarter of 2005. The 2.1 percent increase primarily resulted from IronStone Bank’s continued expansion of its branch network into new markets. Salary expense increased $1.1 million or 2.2 percent during 2005 due largely to new positions at IronStone Bank. Cardholder and merchant processing costs increased $1.0 million or 14.2 percent during 2005 due to increased transaction volume.

For the six-month period ending June 30, 2005, net income was $55.1 million or $5.28 per share, compared to $33.2 million or $3.18 per share earned during the same period of 2004. Annualized net income for 2005 represents 0.82 percent of average assets compared to 0.53 percent for 2004. The annualized return on average equity was 10.04 percent for the first six months of 2005, compared to 6.42 percent for the same period of 2004. The 65.9 percent increase in 2005 net income resulted from gains in net interest income, noninterest income and lower provision for credit losses.

Year-to-date net interest income for 2005 increased $30.3 million or 16.3 percent over the same period of 2004. During 2005, net interest income benefited from the growth of interest-earning assets and an improved net yield. Interest-earning assets increased $835.5 million or 7.4 percent during the first half of 2005. The taxable-equivalent net yield on interest-earning assets increased 27 basis points to 3.62 percent during 2005 versus the comparable period of 2004.

Noninterest income increased $5.3 million or 4.3 percent during the first six months of 2005. This increase includes the impact of the gain on sale of home equity loans and improved cardholder and merchant services income. Cardholder and merchant services income increased $4.0 million or 13.1 percent from the first half of 2004 to the first half of 2005 due to continued transaction volume growth. Partially offsetting the growth in noninterest income were service charge income and mortgage income, both of which were lower during the first six months of 2005, as well as an unfavorable variance in securities transactions of $1.9 million.

Noninterest expense increased $5.1 million or 2.1 percent during the first six months of 2005, the result of higher personnel expenses as well as higher costs related to cardholder and merchant processing. Total personnel costs increased $2.1 million or 2.0 percent during 2005, while cardholder and merchant processing costs increased $1.7 million or 12.5 percent over the same period of 2004.

For the six-month period ending June 30, the provision for credit losses was $12.3 million and $17.8 million for 2005 and 2004, respectively. The lower provision for credit losses resulted principally from decreased levels of net charge-offs. Net charge-offs were $8.4 million and $11.8 million during the respective six-month periods, a decrease of $3.4 million or 28.6 percent during 2005.

As of June 30, 2005, First Citizens had total assets of $14.02 billion. First Citizens Bank has 339 branches in North Carolina, Virginia and West Virginia. IronStone Bank has 50 branches in Georgia, Florida, Texas, New Mexico, Arizona, California, Colorado, Oregon and Washington. For more information, visit the First Citizens Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
(thousands, except share data; unaudited)	2005	2004	2005	2004
Interest income	$160,206	$124,660	$308,451	$248,354
Interest expense	49,536	31,120	92,114	62,347

Net interest income	110,670	93,540	216,337	186,007
Provision for credit losses	6,994	9,917	12,320	17,764

Net interest income after provision for credit losses	103,676	83,623	204,017	168,243
Noninterest income	68,566	62,901	129,789	124,444
Noninterest expense	123,951	121,348	245,296	240,244

Income before income taxes	48,291	25,176	88,510	52,443
Income taxes	18,215	9,304	33,437	19,240

Net income	$30,076	$15,872	$55,073	$33,203

Taxable-equivalent net interest income	$111,038	$93,850	$217,052	$186,642

Net income per share	$2.88	$1.52	$5.28	$3.18
Cash dividends per share	0.275	0.275	0.55	0.55

Profitability Information (annualized)			0
Return on average assets	0.89%	0.50%	0.82%	0.53%
Return on average equity	10.79	6.11	10.04	6.42
Taxable-equivalent net yield on interest-earning assets	3.63	3.32	3.62	3.33

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)		June 30 2005	December 31 2004	June 30 2004
Cash and due from banks		$680,415	$679,683	$707,336
Investment securities		2,644,335	2,125,524	2,038,227
Loans and leases		9,300,984	9,354,387	8,988,095
Allowance for loan and lease losses		(126,247)	(130,832)	(125,357)
Other assets		1,523,579	1,229,978	1,221,728

Total assets		$14,023,066	$13,258,740	$12,830,029

Deposits		$11,758,089	$11,350,798	$10,962,062
Other liabilities		1,130,735	821,632	821,484
Shareholders’ equity		1,134,242	1,086,310	1,046,483

Total liabilities and shareholders’ equity		$14,023,066	$13,258,740	$12,830,029

Book value per share		$108.70	$104.11	$100.29
Tangible book value per share		97.75	93.12	89.27

SELECTED AVERAGE BALANCES

	Three Months Ended June 30		Six Months Ended June 30
(thousands, except shares outstanding; unaudited)	2005	2004	2005	2004
Total assets	$13,618,161	$12,723,435	$13,464,834	$12,615,831
Investment securities	2,345,056	2,152,615	2,209,439	2,246,786
Loans and leases	9,324,200	8,818,359	9,340,748	8,636,479
Interest-earning assets	12,255,663	11,376,825	12,093,276	11,257,819
Deposits	11,562,349	10,843,065	11,471,238	10,738,965
Interest-bearing liabilities	9,867,227	9,234,863	9,755,118	9,222,553
Shareholders’ equity	$1,118,122	$1,044,864	$1,106,682	$1,040,202
Shares outstanding	10,434,453	10,435,756	10,434,453	10,436,051

ASSET QUALITY

(thousands; unaudited)		June 30 2005	December 31 2004	June 30 2004
Nonaccrual loans		$13,362	$14,266	$17,282
Other real estate		5,049	9,020	6,633

Total nonperforming assets		$18,411	$23,286	$23,915

Accruing loans 90 days or more past due		$10,056	$12,192	$11,389
Net charge-offs (year-to-date)		8,397	22,998	11,764
Nonperforming assets to gross loans plus foreclosed real estate	0.20%	0.25%	0.27%
Allowance for credit losses to total loans and leases		1.36	1.40	1.39
Net charge-offs to average total loans (annualized, year-to-date)	0.18	0.26	0.27

CAPITAL INFORMATION

(dollars in thousands; unaudited)		June 30 2005	December 31 2004	June 30 2004
Tier 1 capital		$1,266,909	$1,217,149	$1,180,900
Total capital		1,528,175	1,351,535	1,310,135
Risk-weighted assets		10,178,563	10,023,469	9,640,164
Tier 1 capital ratio		12.45%	12.14%	12.25%
Total capital ratio		15.01	13.48	13.59
Leverage capital ratio		9.38	9.26	9.37